EXHIBIT 4.14
                                                                EXECUTION COPY
==============================================================================

                        RECEIVABLES PURCHASE AGREEMENT



                            Dated as of May 7, 2004



                                     among



                           VVP FUNDING CORPORATION,
                                  as Seller,



                             VITRO AMERICA, INC.,
                             as initial Servicer,



                         WINDMILL FUNDING CORPORATION,
           THE COMMITTED PURCHASERS FROM TIME TO TIME PARTY HERETO,



                                      and



                              ABN AMRO BANK N.V.,
                                   as Agent

                        ABN AMRO BANK N.V., as Arranger

                                      and

                     FINACITY CORPORATION, as Co-Arranger

==============================================================================

                               TABLE OF CONTENTS

SECTION                             HEADING                               PAGE

ARTICLE I            PURCHASE ARRANGEMENTS....................................1

     Section 1.1.    Purchase Facility.........................................1
     Section 1.2.    Incremental Purchases.....................................2
     Section 1.3.    Decreases.................................................3
     Section 1.4.    Deemed Collections; Purchase Limit........................3
     Section 1.5.    Payment Requirements and Computations.....................4

ARTICLE II           SALES TO AND FROM THE CONDUIT; PAYMENTS AND COLLECTIONS...4

     Section 2.1.    Required Purchases from the Conduit.......................4
     Section 2.2.    Purchases by the Conduit..................................5
     Section 2.3.    Payments of Recourse Obligations..........................5
     Section 2.4.    Collections Prior to the Facility Termination Date........6
     Section 2.5.    Application of Collections After the Facility Termination
                       Date.........................7
     Section 2.6.    Payment Rescission........................................7
     Section 2.7.    Clean Up Call; Reconveyance of Receivable Interests.......8

ARTICLE III          COMMERCIAL PAPER FUNDING..................................8

     Section 3.1.    CP Costs..................................................8
     Section 3.2.    Calculation of CP Costs...................................8
     Section 3.3.    CP Costs Payments.........................................8
     Section 3.4.    Default Rate..............................................8

ARTICLE IV           COMMITTED PURCHASE FUNDING................................9

     Section 4.1.    Liquidity Fundings........................................9
     Section 4.2.    Yield Payments............................................9
     Section 4.3.    Selection and Continuation of Tranche Periods.............9
     Section 4.4.    Suspension of the LIBO Rate...............................9
     Section 4.5.    Default Rate.............................................10

ARTICLE V            REPRESENTATIONS AND WARRANTIES...........................10

     Section 5.1.    Representations and Warranties of the Seller Parties.....10

ARTICLE VI           CONDITIONS OF PURCHASES..................................14

     Section 6.1.    Conditions Precedent to Initial Incremental Purchase.....14
     Section 6.2.    Conditions Precedent to All Purchases and Reinvestments..15

ARTICLE VII          COVENANTS................................................16


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     Section 7.1.    Affirmative Covenants of the Seller Parties..............16
     Section 7.2.    Negative Covenants of the Seller Parties.................24
     Section 7.3.    Post-Office Boxes and Depositary Accounts................26

ARTICLE VIII         ADMINISTRATION AND COLLECTION............................26

     Section 8.1.    Designation of Servicer..................................27
     Section 8.2.    Duties of Servicer.......................................27
     Section 8.3.    Collection Notices.......................................29
     Section 8.4.    Responsibilities of the Seller...........................29
     Section 8.5.    Investment Reports.......................................29
     Section 8.6.    Servicing Fee............................................29

ARTICLE IX           AMORTIZATION EVENTS......................................29

     Section 9.1.    Amortization Events......................................29
     Section 9.2.    Remedies.................................................33

ARTICLE X            INDEMNIFICATION..........................................33

     Section 10.1.   Indemnities by the Seller Parties........................33
     Section 10.2.   Increased Cost and Reduced Return........................36
     Section 10.3.   Other Costs and Expenses.................................36
     Section 10.4.   Allocations..............................................37

ARTICLE XI           THE AGENT................................................37

     Section 11.1.   Authorization and Action.................................37

ARTICLE XII          ASSIGNMENTS AND PARTICIPATIONS...........................37

     Section 12.1.   Successors and Assigns; Participations; Assignments......37
     Section 12.2.   Prohibition on Assignments by the Seller Parties.........39

ARTICLE XIII         MISCELLANEOUS............................................39

     Section 13.1.   Waivers and Amendments...................................39
     Section 13.2.   Notices..................................................40
     Section 13.3.   Protection of Agent's Security Interest..................40
     Section 13.4.   Confidentiality..........................................41
     Section 13.5.   Bankruptcy Petition......................................42
     Section 13.6.   Limitation of Liability..................................42
     Section 13.7.   Choice of Law............................................42
     Section 13.8.   Consent to Jurisdiction..................................42
     Section 13.9.   Waiver of Jury Trial.....................................43
     Section 13.10.  Integration; Binding Effect; Survival of Terms...........43
     Section 13.11.  Counterparts; Severability; Section References...........43
     Section 13.12.  Characterization; Power of Attorney......................43
     Section 13.13.  Excess Funds.............................................44


                                     -ii-

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     Section 13.14.  Sharing of Recoveries....................................45



EXHIBITS
Exhibit I      --    Definitions
Exhibit II     --    Form of Purchase Notice
Exhibit III    --    Jurisdiction of Organization, Places of Business of the
                       Seller Parties; Locations of Records; Federal Employer Identification Number(s); Other Names
Exhibit IV     --    Names of Collection Banks; Lock-Boxes and Collection
                       Accounts
Exhibit V      --    Form of Compliance Certificate
Exhibit VI     --    Form of Collection Account Agreement
Exhibit VII    --    Credit and Collection Policy
Exhibit VIII   --    Form of Daily Report
Exhibit IX     --    Form of Weekly Report
Exhibit X      --    Form of Performance Undertaking
Exhibit XI     --    Form of Power of Attorney
Exhibit XII    --    Form of Reduction Notice
Exhibit XIII   --    Form of Monthly Report
Exhibit XIV    --    Form of Postal Power of Attorney
Exhibit XV     --    Form of Postal Direction Letter
Exhibit XVI    --    Post-Office Boxes
Exhibit XVII   --    Form of Notification of Assignment to the Conduit from the
                       Committed Purchasers

SCHEDULES
Schedule A     --    Closing Documents
Schedule B     --    Committed Purchaser Commitments

                        RECEIVABLES PURCHASE AGREEMENT

     This Receivables Purchase Agreement, dated as of May 7, 2004 is entered into by and among:

          (a) VVP Funding Corporation, a Delaware corporation (the "Seller"),

          (b) Vitro America, Inc., a Delaware corporation ("Vitro America"), as initial Servicer (the Servicer together with the Seller, the "Seller Parties" and each, a "Seller Party"),

          (c) Windmill Funding Corporation (the "Conduit"),

          (d) the committed purchasers party hereto, and

          (e) ABN AMRO Bank N.V., as agent for the Purchasers and their respective assigns under the Transaction Documents and under the Liquidity Agreement (together with its successors and assigns in such capacity, the "Agent").

     Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I attached hereto.


                            PRELIMINARY STATEMENTS

      The Seller desires to transfer and assign Receivable Interests from time to time.

        The Conduit may, in its absolute and sole discretion, purchase Receivable Interests from the Seller from time to time.

         In the event that the Conduit declines to make any such purchase, the Committed Purchasers shall purchase Receivable Interests from the Seller from time to time.

     ABN AMRO Bank N.V. has been requested and is willing to act as Agent on behalf of the Purchasers and their respective assigns in accordance with the terms hereof.


                                   ARTICLE I

                             PURCHASE ARRANGEMENTS

     Section 1.1. Purchase Facility. (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), from time to time prior to the Facility Termination Date, the Seller may request that the Conduit purchase from the Seller undivided ownership interests in the Receivables and the associated Related Security and Collections, and the Conduit may, in its sole discretion, make such purchase, or, only if the Conduit shall decline to make any such purchase, the Committed Purchasers shall ratably purchase from the Seller undivided ownership interests in the Receivables and the associated Related Security and Collections, in each case without recourse except as provided herein; provided that no Purchase shall be made by any Purchaser hereunder if, after giving effect thereto, either (i) the Aggregate Invested Amount would exceed the Purchase Limit, or (ii) the aggregate of the Receivable Interests would exceed 100%.

     (b) Conduit Purchase Option and Other Purchasers' Commitments. Subject to
Section 2.4 concerning Reinvestments, at no time will the Conduit have any obligation to make a Purchase. Each purchaser listed on Schedule B hereto (together, the "Committed Purchasers" and each, a "Committed Purchaser") severally hereby agrees, subject to Section 6.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase, that the Conduit has refused to make a requested Purchase), to make Purchases before the Facility Termination Date, based on its Ratable Share of each Purchase, to the extent its Invested Amount would not thereby exceed its Commitment, the Aggregate Invested Amount would not thereby exceed the Purchase Limit, and the Matured Aggregate Invested Amount would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 2.2 is referred to herein as an "Incremental Purchase."

     (c) The Seller may, upon thirty days' notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is no less than the outstanding Aggregate Investment.

     Section 1.2. Incremental Purchases. The Seller shall provide the Agent an irrevocable written request in a form set forth as Exhibit II hereto of each Incremental Purchase (each, a "Purchase Notice") by (i) 10:00 a.m. (Chicago time) two Business Days before the requested date (the "Purchase Date") of such Purchase, in the case of a Purchase by the Conduit, (ii) 10:00 a.m. (Chicago time) three Business Days before the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Yield at the LIBO Rate and (iii) 10:00 a.m. (Chicago time) on the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Yield at the Prime Rate, or, in each of the foregoing cases, such later time or day as the Conduit or the Committed Purchasers, as applicable, shall agree. Each such notice shall specify the requested Purchase Date (which must be a Business
Day) and the requested Purchase Price, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). If the Conduit determines, in its sole discretion, to make all or any portion of the requested Purchase, the Conduit shall transfer to the Agent's Account the Purchase Price (or portion thereof) on the requested Purchase Date. If the Conduit determines, in its sole discretion, not to make all or any portion of a requested Purchase, each Committed Purchaser shall transfer its Ratable Share of that portion of the requested Purchase Price not funded by the Conduit into the Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which, in the case of a Purchase that is to accrue Yield at the LIBO Rate, in no event will be earlier than three

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Business Days after such request is made to the Committed Purchasers). The
Agent shall transfer to the Facility Account the proceeds of any Incremental Purchase delivered into the Agent's Account. No Incremental Purchase shall be made if after giving effect to the payment of the Purchase Price, the Aggregate Invested Amount would exceed the Purchase Limit or the aggregate Receivables Interest would exceed 100%.

     Section 1.3. Decreases. (a) Optional. The Seller shall provide the Agent with prior written notice in substantially the form of Exhibit XII and in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Invested Amount (such reduction to be paid from Collections). Such Reduction Notice shall designate (a) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), and (b) the amount of Aggregate Invested Amount to be reduced which shall be applied ratably to all Receivable Interests in accordance with the respective Invested Amounts thereof (the "Aggregate Reduction"). Only one
(1) Reduction Notice shall be outstanding at any time.

     (b) Mandatory. If at any time before the Facility Termination Date any condition in Section 6.2 is not fulfilled, Reinvestments shall cease and an Aggregate Reduction shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 6.2 are fulfilled.

     Section 1.4. Deemed Collections; Purchase Limit. (a) If on any day:

          (i) the Outstanding Balance of any Receivable is reduced or canceled as a result of any defective or rejected goods or services, any cash discount or any other adjustment by the Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or

          (ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

          (iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of the Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

          (iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Investment Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or

          (v) any of the representations or warranties of the Seller set forth in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(l),
     Section 5.1(q), Section 5.1(r), Section 5.1(s), Section 5.1(t) or Section 5.1(u) were not true when made with respect to any Receivable,

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then, on such day, the Seller shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual
Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, in each case, not later than two (2) Business Days thereafter shall pay to the Agent's Account the amount of any such Collection deemed to have been received in the same manner as actual cash collections.

     (b) The Seller shall ensure that the Aggregate Invested Amount at no time exceeds the Purchase Limit. If at any time the Aggregate Invested Amount exceeds the Purchase Limit, the Seller shall immediately pay to the Agent an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the Aggregate Invested Amount is less than or equal to the Purchase Limit.

     (c) The Seller shall also ensure that the Receivable Interests shall at no time exceed in the aggregate 100%. If the aggregate of the Receivable Interests exceeds 100%, the Seller shall pay to the Agent immediately an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment, the aggregate of the Receivable Interests equals or is less than 100%.

     Section 1.5. Payment Requirements and Computations. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Agent for the account of any Purchaser, they shall be paid to the Agent's Account, for the account of such Purchaser until otherwise notified by the Agent. Upon notice to the Seller, the Agent may debit the Facility Account for all amounts due and payable hereunder. All computations of CP Costs, Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

                                  ARTICLE II

            SALES TO AND FROM THE CONDUIT; PAYMENTS AND COLLECTIONS

     Section 2.1. Required Purchases from the Conduit. (a) The Conduit may, at any time sell to the Committed Purchasers pursuant to the Transfer Agreement any percentage designated by the Conduit of the Conduit's Invested Amount and its related Conduit Settlement (each, a "Put").

     (b) Any portion of the Conduit's Invested Amount and related Conduit Settlement purchased by a Committed Purchaser shall be considered part of such Purchaser's Invested Amount and related Conduit Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of the Conduit's Invested Amount, the

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Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Conduit Settlement and (ii) all unpaid CP Costs owed to the Conduit (whether or not then due) to the end of each applicable Tranche Period to which any Invested Amount being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to the Conduit in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to the Conduit from the Seller in connection herewith.

     (c) The proceeds from each Put received by the Conduit (other than amounts described in clauses (iii) and (iv) of the last sentence of Section 2.1(b)), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of the Conduit issued to fund or maintain the Invested Amount of the Conduit so transferred. Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

     Section 2.2. Purchases by the Conduit. The Conduit may at any time deliver to the Agent and each Committed Purchaser a notification of assignment in substantially the form of Exhibit XVII. If the Conduit delivers such notice, each Committed Purchaser shall sell to the Conduit and the Conduit shall purchase in full from each Committed Purchaser, the Invested Amount of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Invested Amount plus accrued and unpaid Yield thereon. Any sale from any Committed Purchaser to the Conduit pursuant to this
Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Invested Amount sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Purchaser has not suffered an Event of Bankruptcy.

     Section 2.3. Payments of Recourse Obligations. The Seller hereby promises to pay the following (collectively, the "Obligations"):

          (a) all amounts due and owing under Section 1.3 or Section 1.4 on the dates specified therein;

          (b) the fees set forth in the Fee Letter on the dates specified therein;

          (c) all accrued and unpaid Yield on the Receivable Interests accruing Yield at the Prime Rate or the Default Rate on each Settlement Date applicable thereto;

          (d) all accrued and unpaid Yield on the Receivable Interests accruing Yield at the LIBO Rate on the last day of each Tranche Period applicable thereto;

          (e) all accrued and unpaid CP Costs on the Receivable Interests funded with Commercial Paper on each Settlement Date; and

          (f) all Broken Funding Costs and Indemnified Amounts upon demand.

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     Section 2.4. Collections Prior to the Facility Termination Date. (a)
Prior to the Facility Termination Date, any Deemed Collections received by the Servicer and all Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.4. On each day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, the Servicer shall set aside and hold in trust for the benefit of the Secured Parties all Collections received on such day. If at any time any Collections are received by the Servicer prior to the Facility Termination Date, the Seller hereby requests and each Purchaser hereby agrees to make, simultaneously with such receipt, a reinvestment (each, a "Reinvestment") with the balance of each and every Collection received by the Servicer such that after giving effect to such Reinvestment, the Invested Amount of such Purchaser's Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt; provided that no such Reinvestment shall be made if the conditions precedent in Section 6.2 are not satisfied; provided, further, that the Conduit shall not be required to make any such Reinvestments if the Conduit has provided notice to the Agent, the Seller and the Collection Agent (which notice has not been revoked in writing by the Conduit) that it no longer will make Reinvestments (in which case the Conduit's Reinvestments, but not those of the Committed Purchasers, shall cease).

     (b) On each Settlement Date prior to the Facility Termination Date, the Servicer shall remit to the Agent's Account the amounts required to be set aside during the preceding Settlement Period and all amounts on deposit in the Facility Account on such date that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.3) to the Aggregate Unpaids in the order specified:

          first, to all fees and other amounts due and payable to the Agent,

          second, ratably to the Purchasers to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing,

          third, to the accrued and unpaid Subservicer Fee if and so long as Finacity acts as sub-servicer pursuant to Section 8.1 hereof.

          fourth, to the accrued and unpaid Servicing Fee (so long as the Servicer is not Vitro America or an Affiliate of Vitro America),

          fifth, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing,

          sixth, if required under Section 1.3 or Section 1.4, to the ratable reduction of Aggregate Invested Amount,

          seventh, for the ratable payment of all other unpaid Obligations, if any, that are then due and owing,

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          eighth, to the accrued and unpaid Servicing Fee (so long as the
     Servicer is Vitro America or an Affiliate of Vitro America), and

          ninth, the balance, if any, to the Seller or otherwise in accordance with the Seller's instructions. Such amounts remitted to the Seller shall be available for the ordinary business purposes of the Seller or otherwise, subject to the provisions of the Transaction Documents.

     Section 2.5. Application of Collections After the Facility Termination Date. On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the benefit of the Secured Parties and retain in the Facility Account all Collections received on each such day. On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent:
(a) remit to the Agent's Account the amounts required to be set aside and retained pursuant to the preceding sentence, and (b) apply such amounts to reduce the Aggregate Unpaids as follows:

          first, to the Agent until all amounts owed to the Agent have been paid in full,

          second, ratably to the Purchasers to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs,

          third, to the accrued and unpaid Subservicer Fee if and so long as Finacity acts as sub-servicer pursuant to Section 8.1 hereof,

          fourth, to the accrued and unpaid Servicing Fee (so long as the Servicer is not Vitro America or an Affiliate of Vitro America),

          fifth, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

          sixth, to the ratable reduction of Aggregate Invested Amount,

          seventh, for the ratable payment of all other Aggregate Unpaids,

          eighth, to the accrued and unpaid Servicing Fee (so long as the Servicer is Vitro America or an Affiliate of Vitro America),

          ninth, to Finacity for the payment of any unpaid Breakage Fee, and tenth, after the Final Payout Date, to the Seller

     Section 2.6. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full

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amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

     Section 2.7. Clean Up Call; Reconveyance of Receivable Interests. (a) The Servicer shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to purchase all, but not less than all, of the then outstanding Receivable Interests (the "Clean Up Call"). The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such purchase, payable in immediately available funds to the Agent's Account. Such purchase shall be free and clear of any Adverse Claim created by the Agent but otherwise shall be without representation, warranty or recourse of any kind by, on the part of, or against the Secured Parties or the Agent.

     (b) Following the Final Payment Date, the Agent on behalf of the Secured Parties shall be considered to have reconveyed free and clear of any Adverse Claim created by the Agent (but otherwise shall be without representation, warranty or recourse of any kind by, on the part of, or against the Secured Parties or the Agent) to the Seller all of the Agent's (on behalf of the Secured Parties) right, title and interest in, to and under the Receivables, Related Security and Collections with respect thereto and shall at the request, and sole cost and expense, of the Seller, execute and deliver to the Seller, all such documents or instruments as are necessary to terminate the Agent's interest on behalf of the Purchasers in the Receivables, Related Security and Collections with respect thereto.


                                  ARTICLE III

                           COMMERCIAL PAPER FUNDING

     Section 3.1. CP Costs. The Seller shall pay CP Costs with respect to the Invested Amount of all Receivable Interests held by the Conduit. The Agent shall allocate the Invested Amount of the Conduit to Tranche Periods in its sole discretion.

     Section 3.2. Calculation of CP Costs. Not later than the third Business Day immediately preceding each Monthly Reporting Date, the Conduit shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests for the Calculation Period then most recently ended and shall notify the Seller of such aggregate amount.

     Section 3.3. CP Costs Payments. On each Settlement Date, the Seller shall pay to the Agent (for the benefit of the Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount of all Receivable Interests held by the Conduit for any portion of the Calculation Period then most recently ended in accordance with Article II.

     Section 3.4. Default Rate. From and after the occurrence of an Amortization Event, all Receivable Interests funded through the issuance of Commercial Paper shall accrue Yield at the Default Rate.

                                  ARTICLE IV

                          COMMITTED PURCHASER FUNDING

     Section 4.1. Committed Purchaser Fundings. Prior to the occurrence of an Amortization Event, the outstanding Invested Amount of each Receivable Interest held by a Committed Purchaser shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until the Seller gives the required notice to the Agent of another Yield Rate in accordance with Section 4.3, the initial Yield Rate for any Invested Amount of a Committed Purchaser shall be the Prime Rate (unless the Default Rate is then applicable). If any undivided interest in a Receivable Interest initially funded by the Conduit is Put to the Committed Purchasers pursuant to Section 2.1 hereof, such undivided interest in such Receivable Interest shall be deemed to have a Tranche Period commencing on the date of such sale.

     Section 4.2. Yield Payments. On the Settlement Date for each Receivable Interest that is held by the Committed Purchasers, the Seller shall pay to the Agent (for the benefit of the Committed Purchasers) an aggregate amount equal to the accrued and unpaid Yield thereon for the entire related Tranche Period in accordance with Article II.

     Section 4.3. Selection and Continuation of Tranche Periods. All of the Invested Amount of the Committed Purchasers shall be allocated to one or more Tranches reflecting the Yield Rates at which such Invested Amount accrues Yield and the Tranche Periods for which such Yield Rates apply. In each request for an Incremental Purchase from the Committed Purchasers and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser's Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Yield Rate(s) applicable thereto. All of the Invested Amount of the Committed Purchasers may accrue Yield at either the LIBO Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Invested Amount. Any Invested Amount of the Committed Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of an Amortization Event, the Agent may reallocate any outstanding Invested Amount of the Committed Purchasers to a Prime Tranche. All Yield accrued on the Invested Amount of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a LIBO Rate Tranche with a Tranche Period of more than three months, three months after the commencement, and on the last day, of such Tranche Period. If, by the time required by this Section 4.3, the Seller fails to select a Yield Rate or Tranche Period for any Invested Amount of the Committed Purchasers, such amount of Investment shall automatically accrue Yield at the Prime Rate for a three-Business-Day Tranche Period. Any Invested Amount purchased from the Conduit pursuant to the Liquidity Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

     Section 4.4. Suspension of the LIBO Rate. (a) If any Committed Purchaser notifies the Agent that it has determined that funding its Invested Amount at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Invested Amount at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining its Invested Amount at such LIBO Rate, then the Agent shall promptly notify the Seller Parties and the Agent shall suspend the availability of such LIBO Rate and require the Seller to select the Prime Rate for any Invested Amount accruing Yield at such LIBO Rate; provided, that failure to so notify any Seller Party shall not result in the nonsuspension of the availability of such LIBO Rate.

     (b) If less than all of the Committed Purchasers give a notice to the Agent pursuant to Section 4.4(a), each Committed Purchaser which gave such a notice shall be obliged, at the request of the Seller, the Conduit or the Agent, to assign all of its rights and obligations hereunder to (i) another Committed Purchaser or (ii) another funding entity nominated by the Seller or the Agent that is an Eligible Assignee willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Committed Purchaser; provided, that (A) the notifying Committed Purchaser receives payment in full of all Aggregate Unpaids owing to it (whether due or accrued) and (B) the replacement Committed Purchaser otherwise satisfies the requirements of this Agreement.

     (c) Each Committed Purchaser agrees that, upon the occurrence of any event giving rise to the operation of Section 4.4 with respect to such Committed Purchaser, it will, if requested by the Seller, to the extent permissible under applicable law, endeavor in good faith to change the funding office at which it books its ratable share of any Invested Amount funded at a LIBO Rate hereunder if such change would make it lawful for such Committed Purchaser to fund such Invested Amount at a LIBO Rate; provided, however, that such change may be made in such manner that such Committed Purchaser, in its sole determination, suffers no unreimbursed cost or expense or any disadvantage whatsoever.

     Section 4.5. Default Rate. From and after the occurrence of an Amortization Event, all Invested Amount of the Committed Purchasers shall accrue Yield at the Default Rate.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     Section 5.1. Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Agent and each Purchaser, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

          (a) Existence and Power. Such Seller Party's jurisdiction of organization is correctly set forth in Exhibit III to this Agreement. Such Seller Party is duly organized under the laws of such jurisdiction and is a "registered organization" as defined in the UCC in effect in such jurisdiction. Such Seller Party is validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to do so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Seller, the Seller's use of the proceeds of Purchases made hereunder are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

          (c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or the assets of its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d) Governmental Authorization. Other than the filing of the UCC financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body that could reasonably be expected to have a Material Adverse Effect.

          (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g) Accuracy of Information. All information (other than any projections, forecasts or other forward-looking information) heretofore furnished by such Seller Party or any of its Affiliates to the Agent or any Purchaser (or any of their assigns) for purposes of or in connection with this Agreement (including without limitation any Investment Report), any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information (other than any projections, forecasts or other forward-looking information) hereafter furnished by such Seller Party or any of its Affiliates to the Agent or any Purchaser (or any of their assigns) will be, true, complete and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact.

          (h) Use of Proceeds. No proceeds of any Purchase hereunder will be used (i) for a purpose that violates (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i) Good Title. The Seller owns and has legal and equitable title to the Purchased Assets free and clear of any Adverse Claim, except as created by the Transaction Documents.

          (j) Perfection. (i) This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Purchased Assets in favor of Agent for the benefit of the Secured Parties, which security interest is prior to all other Adverse Claims and is enforceable as such as against creditors and purchasers from the Seller.

          (ii) All actions necessary under the UCC (or any comparable law) of all appropriate jurisdictions have been taken including, without limitation, the execution of the Collection Account Agreements and the filing of UCC financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect (A) the Seller's security interest in each Receivable, its Collections and the Related Security and (B) the Agent's (on behalf of the Secured Parties) security interest in the Purchased Assets.

          (iii) Other than the security interest granted to Agent for the benefit of the Secured Parties pursuant to this Agreement and security interests that have been terminated or become ineffective on or prior to the date hereof, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchased Assets.

          (iv) The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Purchased Assets other than any financing statement relating to the security interest granted to Agent for the benefit of the Secured Parties hereunder or that has been terminated or otherwise becomes ineffective on or prior to the date hereof. The Seller is not aware of any judgment or tax lien filings against the Seller.

          (v) Each Receivable constitutes an "account" within the meaning of the UCC.

          (k) Places of Business and Locations of Records. The jurisdiction of organization, principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III attached hereto or such other locations of which the Agent has been notified in accordance with
     Section 7.2(a) in jurisdictions where all action required by Section 13.3(a) has been taken and completed. The Seller's Federal Employer Identification Number is correctly set forth on Exhibit III attached hereto.

          (l) Collections. The conditions and requirements set forth in
     Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV attached hereto. The Seller has not granted any Person, other than the Agent (and its assigns) as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

          (m) Material Adverse Effect. Since December 31, 2003, no event has occurred that would have a Material Adverse Effect.

          (n) Names. The name in which the Seller has executed this Agreement is identical to the name of the Seller as indicated on the public record of its jurisdiction of organization which shows the Seller to have been organized. In the past five (5) years, the Seller has not used any organizational names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit III attached hereto.

          (o) Ownership of the Seller. Vitro America owns, directly or indirectly, 100% of the issued and outstanding equity interests of the Seller, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller.

          (p) Not a Holding Company or an Investment Company. Such Seller Party is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

          (r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

          (s) Payments to the Originator. With respect to each Receivable transferred to the Seller under the Receivables Sale Agreement, the Seller has given reasonably equivalent value to the Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101 et seq.), as amended.

          (t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Investment Report was an Eligible Receivable on such date.

          (v) Purchase Limit and Maximum Receivable Interests. Immediately after giving effect to each Incremental Purchase hereunder, the Aggregate Invested Amount is less than or equal to the Purchase Limit and the aggregate of the Receivable Interests does not exceed 100%.

          (w) Accounting. Such Seller Party will account for the transactions contemplated by the Receivables Sale Agreement as true sales.


                                  ARTICLE VI

                            CONDITIONS OF PURCHASES

     Section 6.1. Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the Closing Date those documents listed on Schedule A and (b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

     Section 6.2. Conditions Precedent to All Purchases and Reinvestments. Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Purchase the Servicer shall have delivered to the Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Agent, all Investment Reports as and when due under Section 8.5, (b) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and
(c) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

          (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such Purchase Date, except to the extent such representations and warranties are expressly limited to an earlier date;

          (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute an Unmatured Amortization Event;

          (iii) the Net Pool Balance is greater than or equal to the sum of
     (x) the Aggregate Invested Amount plus (y) the Required Reserve at such time and after giving effect to such Incremental Purchase and Reinvestment, as applicable; and

          (iv) the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivable Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.

                                  ARTICLE VII

                                   COVENANTS

     Section 7.1. Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

          (a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and will furnish or cause to be furnished to the Agent (or its assigns):

               (i) Annual Reporting. As soon as available and in any event within one hundred twenty (120) days after the end of each of its respective fiscal years, (A) the audited balance sheet and the related audited consolidated statements of income and cash flows for each of the Performance Guarantor and the Servicer and its respective consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for such fiscal year, all reported in conformity with GAAP, with the unqualified opinion of (1) in the case of the Performance Guarantor, the Mexican office of Deloitte & Touche or other independent public accountants of recognized international standing and (2) in the case of the Servicer, independent public accountants of recognized international standing and (B) the balance sheet, statements of income and cash flows of the Seller as at the end of such fiscal year certified by its chief financial officer.

               (ii) Quarterly Reporting. As soon as available and in any event within sixty (60) days after the end of each quarter of each of its respective fiscal years, (A) the unaudited consolidated balance sheet of the Servicer and the Performance Guarantor and the related unaudited consolidated statements of income and cash flows of such Person and its consolidated Subsidiaries for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter in the previous fiscal year, all certified as to the fairness of presentation and conformity with GAAP by an Authorized Officer of such Person and (B) the unaudited balance sheet of the Seller and the related unaudited statements of income and cash flow of the Seller for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter in the previous fiscal year, all certified as to the fairness of presentation and conformity with GAAP by an Authorized Officer of the Seller.

               (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V attached hereto, signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

               (iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Seller Party, copies of all financial statements, reports and proxy statements so furnished.

               (v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Seller Party or any of its Affiliates files with the Securities and Exchange Commission.

               (vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or any Purchaser, copies of the same.

               (vii) Change in Credit and Collection Policy. At least thirty
          (30) days prior to the effectiveness of any change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

               (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition or results of operations of such Seller Party as the Agent (or its assigns) may from time to time reasonably request in order to protect the interests of the Agent (and its assigns), for the benefit of the Purchasers, under or as contemplated by this Agreement.

          (b) Notices. Such Seller Party will notify the Agent (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

               (i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Seller Party.

               (ii) Judgments and Proceedings. (A) (1) The entry of any judgment or decree against Performance Guarantor, the Servicer or any of their respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Performance Guarantor, the Servicer and their respective Subsidiaries exceeds $10,000,000 in the case of the Performance Guarantor and any of its Subsidiaries or exceeds $1,000,000 in the case of the Servicer and any of its Subsidiaries after deducting (I) the amount with respect to which Performance Guarantor, the Servicer or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has assumed responsibility in writing, and (II) the amount for which Performance Guarantor, the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Agent (or its assigns), and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Performance Guarantor or the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against the Seller.

               (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

               (iv) Termination Date. The occurrence of the "Termination Date" under and as defined in the Receivables Sale Agreement.

               (v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor.

               (vi) Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.

               (vii) ERISA Events. The occurrence of any ERISA Event.

               (viii) Downgrade of Servicer or Performance Guarantor. If Indebtedness of the Servicer or the Performance Guarantor, as the case may be, shall be rated by any Rating Agency, any downgrade in, or withdrawal of, the rating of any Indebtedness of the Servicer or the Performance Guarantor, as the case may be, by such Rating Agency, setting forth the Indebtedness affected and the nature of such change.

                   (c) Compliance with Laws and Preservation of Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its legal existence, rights, franchises and privileges in its jurisdiction of organization, and qualify and remain qualified in good standing as a foreign entity in each organization where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

          (d) Audits. Such Seller Party will furnish to the Agent (or its assigns) from time to time such information with respect to it and the Receivables as the Agent (or its assigns) may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent (or its assigns) upon reasonable notice and at the sole cost of such Seller Party, permit the Agent (or its assigns), or their respective agents or representatives (and shall cause the Originator to permit the Agent (or its assigns) or their respective agents or representatives):
     (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Purchased Assets or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review"); provided, however, that, if an Unmatured Amortization Event or Amortization Event shall have occurred and be continuing then such Seller Party shall, and shall cause the Originator to, permit the Agent (or its assigns) or to conduct a Review at any time and without advance notice.

          (e) Keeping and Marking of Records and Books. (i) The Servicer will (and will cause the Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause the Originator to) give the Agent (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

          (ii) Such Seller Party will (and will cause the Originator to): (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, reasonably acceptable to the Agent (or its assigns), describing the security interest of the Agent (for the benefit of the Secured Parties) in the Purchased Assets and (B) upon the request of the Agent (or its assigns) following the occurrence of an Amortization Event: (1) mark each Contract with a legend describing the Agent's security interest and (2) assemble and make available to the Agent at its sole expense all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

          (f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will require the Originator to) timely and fully
     (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (g) Performance and Enforcement of Receivables Sale Agreement. The Seller will, and will require the Originator to, perform its obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Seller under the Receivables Sale Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Seller's assignee) under the Receivables Sale Agreement as the Agent (or its assigns) may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

          (h) Ownership. The Seller will (or will require the Originator to) take all necessary action to (i) vest legal and equitable title to the Purchased Assets purchased under the Receivables Sale Agreement irrevocably in the Seller, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller's interest in such Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Purchased Assets, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Secured Parties) security interest in the Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Agent (for the benefit of the Secured Parties) as the Agent (or its assigns) may reasonably request.

          (i) Reliance. The Seller acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller's identity as a legal entity that is separate from the Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain the Seller's identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof (other than the Seller) and not just a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller will:

               (i) hold itself out as a separate entity, conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of the Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller's employees) and correct any known misunderstanding regarding its status as a separate entity;

               (ii) maintain a sufficient number of employees in light of its contemplated business operations and compensate all employees, consultants and agents directly, from the Seller's own funds, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of the Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Seller and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Seller and such Originator or such Affiliate, as applicable;

               (iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of the Originator, the Seller shall lease such office at a fair market rent;

               (iv) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

               (v) conduct all transactions with the Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and the Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

               (vi) at all times have a Board of Directors consisting of at least three (3) members, at least two (2) members of which are Independent Directors;

               (vii) observe all organizational formalities as a distinct entity, and ensure that all organizational actions relating to (A) the selection, maintenance or replacement of the Independent Directors, (B) the dissolution or liquidation of the Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its members (including the Independent Directors);

               (viii) maintain the Seller's accounts and books and records separate from those of any other Person or entity thereof and otherwise readily identifiable as its own assets rather than assets of any other Person or entity;

               (ix) prepare its financial statements separately from those of the Originator and insure that any consolidated financial statements of the Originator or any Affiliate thereof that include the Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;

               (x) except as herein specifically otherwise provided, maintain the funds or other assets of the Seller separate from, and not commingled with, those of the Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits and from which the Seller alone (or the Agent hereunder) has the power to make withdrawals;

               (xi) pay all of the Seller's operating expenses and other liabilities from the Seller's own assets (except for certain payments by the Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

               (xii) operate its business and activities such that it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement, the other Transaction Documents and its Organizational Documents;

               (xiii) maintain its Organizational Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organizational Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

               (xiv) maintain its organizational separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

               (xv) maintain at all times the Required Capital Amount, including, without limitation in this regard the requirements of
          Section 7.2(g); and

               (xvi) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Cravath, Swaine & Moore LLP as counsel for the Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

          (j) Collections. (i) Such Seller Party will cause (A) all cash, checks, money orders or other proceeds of the Receivables or other Purchased Assets received by it, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof to be deposited into a Depository Account or Lock-Box, (B) all proceeds of the Receivables or other Purchased Assets received in any Depositary Account or Lock-Box to be transferred to the Concentration Account, on each Business Day in same day funds, (C) each Collection Bank maintaining each Concentration Account to deposit on each Business Day in same day funds, all available funds in each Concentration Account to the Facility Account and (D) each Concentration Account, Bank of America Depositary Account and the Facility Account to be subject at all times to a Collection Account Agreement that is in full force and effect. At all times prior to the remittance of Collections to a Collection Account in accordance herewith, the Seller and/or the Servicer, as the case may be, will itself hold or, if applicable, will cause all such payments to be held in trust for the exclusive benefit of the Agent and the Secured Parties. The Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent (or its assigns) as contemplated by this Agreement.

          (ii) Seller, or Servicer on behalf of the Seller, shall cause evidence to be delivered to Agent showing that the each Concentration Account and the Facility Account are maintained in the name of the Seller on the Closing Date.

          (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or any Purchaser.

          (l) Payment to Applicable Originator. With respect to any Receivable purchased by the Seller from the Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

          (m) Maintenance of Agreements. The Seller shall maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent.

     Section 7.2. Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been paid in full and this Agreement terminates in accordance with its terms, such Seller Party hereby covenants, as to itself, that:

          (a) Change in Name, Jurisdiction of Organization, Offices and Records. Such Seller Party will not change (i) its name as it appears in official filings in the jurisdiction of its organization, (ii) its status as a "registered organization" (within the meaning of Article 9 of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of organization, or (iv) its jurisdiction of organization unless it shall have: (A) given the Agent at least ten (10) days' prior written notice thereof; (B) at least ten (10) days prior to such change, delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation and (C) caused an opinion of counsel acceptable to Agent and its assigns to be delivered to Agent and its assigns that Agent's security interest (for the benefit of the Secured Parties) is perfected and of first priority, such opinion to be in form and substance acceptable to Agent and its assigns in their sole discretion.

          (b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit the Originator to, make any change to the Credit and Collection Policy unless, at least 30 days prior to such change or amendment, it has delivered to the Agent a copy of the Credit and Collection Policy then in effect and a notice (i) indicating such proposed change or amendment and (ii) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto and in connection therewith, prior to such proposed change or amendment such Seller Party has received the Agent's consent thereto. Except as provided in Section 8.2(d), the Servicer will not, and will not permit the Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

          (d) Sales, Adverse Claims. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein), and the Seller will defend the right, title and interest of the Agent (for the benefit of the Secured Parties) in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or the Originator. The Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.

          (e) Use of Proceeds. The Seller will not use the proceeds of the Purchases for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) paying its ordinary and necessary operating expenses when and as due, and (iii) making Restricted Junior Payments to the extent permitted under this Agreement.

          (f) Termination Date Determination. The Seller will not designate the Termination Date, or send any written notice to the Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

          (g) Restricted Junior Payments. The Seller will not make any Restricted Junior Payment if, after giving effect thereto, the Seller's Net Worth would be less than the Required Capital Amount.

          (h) The Seller Indebtedness. The Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue, (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
     (v) the incurrence of obligations under this Agreement, (vi) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originator thereunder for the purchase of Receivables from such Originator under the Receivables Sale Agreement, and (vii) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement. The Seller shall not hold out its credit as available to satisfy the obligations of others, pledge its assets for the benefit of any other entity, make loans or advances to any other entity or acquire obligations or securities of its shareholders.

          (i) Prohibition on Additional Negative Pledges. No Seller Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction

     Documents, and no Seller Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes.

     Section 7.3. Post-Office Boxes and Depositary Accounts. (a) The parties hereto acknowledge that certain Collections may be remitted by Obligors directly to Vitro America (at a field office or otherwise) or to any Post-Office Box. Vitro America agrees that it will instruct each of its employees that is responsible for receiving any Collections that Vitro America and such employee (i) are acting as servicer for the Seller, (ii) owe a duty of due care to the Seller in all of their actions relating to the handling and deposit of such Collections and (iii) are liable to the Seller for breaches of such duty of due care.

     (b) The Seller Parties hereby agree that each Post-Office Box shall be maintained in the name of the Seller. Within 45 days after the Closing Date, the Seller shall, and shall require the Originator to, execute a Postal Direction Letter with respect to each Post-Office Box and the Seller shall, and shall require the Originator to, execute a Postal Power of Attorney in favor of the Agent for the benefit of the Secured Parties for each Post-Office Box. No Seller Party shall, nor permit the Originator to, establish new Post-Office Boxes without delivering to the Agent a Postal Power of Attorney and a Postal Direction Letter with respect thereto and a revised Exhibit XVI.

     (c) On the Closing Date, the Seller shall provide to the Agent evidence that each of the Bank of America Depositary Accounts and the Selected Depositary Accounts is maintained in the name of the Seller and execute (and, if applicable, require the Originator to execute) such documents as may be requested by the Agent in order to facilitate the transfer of Collections to, and the retention of such Collections in, the Concentration Accounts. No Seller Party shall, nor shall such Seller Party permit the Originator to, establish new Depositary Accounts into which Collections are deposited unless such account is (i) in the name of the Seller and (ii) either (A) an account maintained with Bank of America, National Association which is automatically swept to a Concentration Account on a daily basis or (B) an account with respect to which NDC has been instructed to direct funds to be swept into a Concentration Account on a daily basis.

     (d) Without the prior written consent of the Agent, no Seller Party shall, nor shall any Seller Party permit the Originator to, change any sweep instructions given to Bank of America or NDC.

     (e) No Seller Party shall, nor shall such Seller Party permit the Originator to, engage any Person other than NDC to give instructions with respect to bank accounts (other than accounts maintained with Bank of America) into which Collections are deposited without the prior written consent of the Agent; provided that any successor to NDC shall agree to comply with the provisions of this Agreement and the other Transaction Documents with respect to the handling of Collections.


                                 ARTICLE VIII

                         ADMINISTRATION AND COLLECTION

     Section 8.1. Designation of Servicer. (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section
8.1. The Seller and the Agent, on behalf of the Secured Parties, hereby appoints Vitro America as Servicer hereunder and Vitro America hereby accepts such appointment and agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. Upon written notice to the Servicer, the Agent may designate as Servicer upon the occurrence of an Amortization Event (other than one arising as a result of a Voluntary Termination, unless another Amortization Event occurs) any Person to succeed Vitro America or any successor Servicer.

     (b) The Agent hereby acknowledges that the Servicer has delegated to Finacity, as sub-servicer of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables pursuant to the terms of the Subservicing Agreement. Without the prior written consent of the Agent, the Conduit and the Required Committed Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than Finacity. Finacity shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by the Servicer. If at any time the Agent shall designate a successor Servicer, all duties and responsibilities theretofore delegated by the then Servicer to Finacity may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Finacity.

     (c) Notwithstanding the foregoing subsection (b): (i) The Servicer shall be and remain primarily liable to the Agent and the Secured Parties for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and its subservicer or other delegates with respect thereto to be accomplished. The Servicer shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

     Section 8.2. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall perform those other services which the Servicer is required to perform as set forth in the Subservicing Agreement.

     (b) The Servicer shall effect a Collection Account Agreement with each bank party to a Collection Account at any time; provided, however, that, with respect to the Ozaukee Bank account, the Servicer shall deliver a Collection Account Agreement for such account satisfactory to the Agent within 15 days of the Closing Date. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the

Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, the Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

     (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of the Seller and the Agent, on behalf of the Purchasers, their respective shares of the Collections in accordance with
Article II. The Servicer shall retain in the Facility Account or otherwise segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Article II. The Servicer shall segregate and deposit all Collections in the Facility Account no later than the second Business Day following receipt by the Seller or the Servicer of such Collections and cause all checks, instruments and other non-cash forms of payment to be duly endorsed or with duly executed instruments of transfer; provided, however, that from and after the occurrence of an Amortization Event, the Agent may notify the Servicer that such Collections shall be segregated and deposited in the Facility Account immediately upon the Servicer's receipt thereof.

     (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or the Secured Parties under this Agreement. Notwithstanding anything to the contrary contained herein, after the occurrence of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

     (e) The Servicer shall hold in trust for the Seller and the Agent and the Secured Parties all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Seller any cash collections or other cash proceeds in accordance with Article II. The Servicer shall, from time to time at the request of the Agent or any Purchaser, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside pursuant to Article II.

     (f) Any payment by an Obligor in respect of any indebtedness owed by it to the Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

     Section 8.3. Collection Notices. The Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. The Seller hereby transfers to the Agent for the benefit of the Secured Parties, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the Seller's name on checks and other instruments representing Collections, (b) at any time after the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (c) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than the Seller.

     Section 8.4. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of the Secured Parties, of the Agent's rights hereunder shall not release the Servicer, the Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. Neither the Agent nor any of the Secured Parties shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originator thereunder.

     Section 8.5. Investment Reports. The Servicer shall prepare and forward to the Agent and to the financial institution then maintaining the Facility Account (a) on each Business Day, a Daily Report for the immediately preceding Business Day, (b) on each Weekly Reporting Date, a Weekly Report and an electronic file of the data contained therein, (c) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (d) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided, however, if an Unmatured Amortization Event or an Amortization Event shall have occurred and be continuing, then an Investment Report shall be delivered for such periods and as frequently as the Agent shall request.

     Section 8.6. Servicing Fee. As compensation for the Servicer's servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections in accordance with Sections
2.4 and 2.5.


                                  ARTICLE IX

                              AMORTIZATION EVENTS

     Section 9.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

          (a) Any of the Seller Parties or Performance Guarantor shall fail
     (i) to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of any portion of the

     Aggregate Invested Amount, such failure continues for one (1) Business Day, or (ii) to perform or observe any other covenant or agreement under any Transaction Documents (other than as described in clause (i) above or paragraph (c) below) and such failure shall continue for ten (10) consecutive Business Days.

          (b) Any representation, warranty, certification or statement made by Performance Guarantor or any of the Seller Parties in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made; provided, that no such event shall constitute an Amortization Event unless such event is unremedied for a period of ten (10) days after the earlier to occur of (i) written notice thereof shall have been given by the Agent to such Seller Party or (ii) an Authorized Officer of such Seller Party shall have actual knowledge thereof or should have had knowledge thereof if such Authorized Officer had exercised reasonable care in the performance of his or her duties; provided, further, that no grace period shall apply to Section 5.1(f), 5.1(i), 5.1(j), 5.1(n), 5.1(p), 5.1(u) or 5.1(v); and provided, further, no such event shall constitute an Amortization Event if the Seller shall have timely paid to the Agent the Deemed Collection required to be paid as a result of such event in accordance with Section 1.4(a).

          (c) Any of the Seller Parties shall fail to perform or observe any covenant contained in Section 7.1(h)(ii), Section 7.2 or Section 8.5.

          (d) Failure of the Seller to pay any Indebtedness (other than the Aggregate Unpaids) when due or the default by the Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed; or any such Indebtedness of the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (e) Failure of Performance Guarantor or Vitro America or any of their respective Subsidiaries other than the Seller to pay Indebtedness in excess of $10,000,000 in the case of the Performance Guarantor or any of its Subsidiaries or $1,000,000 in the case of Vitro America or any of its Subsidiaries in aggregate principal amount (in each case, hereinafter, "Material Indebtedness") when due (after giving effect to any applicable grace periods with respect thereto); or the default by Performance Guarantor, Vitro America or any of its Subsidiaries other than the Seller in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed if the effect of such default is to cause, or to permit the holder of such Material Indebtedness to cause such Material Indebtedness to become due and payable prior to the date of maturity thereof; or any Material Indebtedness of Performance Guarantor, Vitro America or any of their respective Subsidiaries other than the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

          (f) An Event of Bankruptcy shall occur with respect to Performance Guarantor, any Seller Party or any of their respective Subsidiaries.

          (g) As at the end of any Calculation Period:

               (i) the three-month rolling average Delinquency Ratio shall exceed 4.00%,

               (ii) the three-month rolling average Default Ratio shall exceed 4.75%,

               (iii) the three-month rolling average Dilution Ratio shall exceed 4.00%,

               (iv) the Loss-to-Liquidation Ratio for the most recently completed Calculation Period shall exceed 4.00%, or

               (v) the three-month rolling average Turnover Ratio shall exceed 70 days.

          (h) A Change of Control shall occur.

          (i) (i) One or more final judgments for the payment of money in an aggregate amount of $10,750 or more shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $10,000,000 in the case of the Performance Guarantor or any of its Subsidiaries or in excess of $1,000,000 in the case of Vitro America or any of its Subsidiaries, individually or in the aggregate, shall be entered against Performance Guarantor, Vitro America or any of their respective Subsidiaries (other than the Seller) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for forty-five (45) consecutive days without a stay of execution.

          (j) The "Termination Date" under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or the Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Receivables Sale Agreement.

          (k) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller or the Agent (for the benefit of the Secured Parties) shall cease to have a valid and perfected first priority security interest in the Purchased Assets.

          (l) On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Aggregate Unpaids in accordance with this Agreement, the Aggregate Invested Amount shall exceed the Purchase Limit.

          (m) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

          (n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code against the Seller, the Originator or any of their respective Affiliates and such lien shall continue until the earlier of (i) seven (7) days after inception and (ii) knowledge by any Secured Party of such lien, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA against the Seller, the Originator or any of their respective ERISA Affiliates.

          (o) Any Plan of Performance Guarantor or any of its ERISA
     Affiliates:

               (i) shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan,
          Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

               (ii) is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or

               (iii) shall require Performance Guarantor or any of its ERISA Affiliates to provide security under applicable law, the terms of such Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

               (iv) results in a liability to Performance Guarantor or any of its ERISA Affiliates under applicable law, the terms of such Plan, or Title IV ERISA,

     and there shall result from any such failure, waiver, termination or other event a liability to the PBGC or a Plan that would have a Material Adverse Effect.

          (p) An ERISA Event shall occur which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (q) Any event shall occur which (i) materially and adversely impairs the ability of the Originators to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to the Seller on the date of this Agreement or (ii) has, or could be reasonably expected to have a Material Adverse Effect.

          (r) On any Settlement Date, the Net Pool Balance on such date shall be less than an amount equal to the sum of (i) the Aggregate Invested Amount on such date plus (ii) the Required Reserve on such date.

     Section 9.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Conduit and the Required Committed Purchasers shall, take any of the following actions (to the extent it has not already done so in accordance with the provisions of this Agreement): (a) except upon a Voluntary Termination (unless another Amortization Event has occurred) replace the Person then acting as Servicer,
(b) declare the Facility Termination Date to have occurred, whereupon Reinvestments shall immediately terminate and the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller Party; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to the Seller Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller Party, (c) deliver the Collection Notices to the Collection Banks, (d) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (e) notify Obligors of the Agent's security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.


                                   ARTICLE X

                                INDEMNIFICATION

     Section 10.1. Indemnities by the Seller Parties. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (x) the Seller hereby agrees to indemnify (and pay upon demand to) the Agent, the Conduit, each of the Committed Purchasers and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements pursuant to an invoice in reasonable detail (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Conduit or any Committed Purchaser of an interest in the Receivables, and (y) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them solely arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (x) and (y):

          (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

          (b) with respect to the Servicer, Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

          (c) taxes imposed by any jurisdiction in which such Indemnified Party is organized, its principal executive office is located or it does business, on or measured by the net income of such Indemnified Party, other than any taxes on or measured by net income as a result of such Indemnified Party's having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or any of the other Transaction Documents, or

          (d) taxes imposed on any Committed Purchaser (and any Eligible Assignee thereof) that is not incorporated under the laws of the United States of America, any state thereof or the District of Columbia, only if and to the extent that such Committed Purchaser or Eligible Assignee shall not have furnished to the Seller, at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Seller as will permit payments under this Agreement to be made without deduction or withholding, including, without limitation, United States Internal Revenue Service Form W-9, W-8BEN or W-8ECI, as applicable, certifying that such Committed Purchaser or Eligible Assignee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income tax;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller Party or limit the recourse of the Agent or any Purchaser to the Seller Party for amounts otherwise specifically provided to be paid by the Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Agent and each Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:

          (i) any representation or warranty made by the Seller (or any officers of the Seller) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

          (ii) the failure by the Seller to comply with in any material respect any applicable law, rule or regulation with respect to any Receivable or Contract related thereto;

          (iii) any failure of the Seller to perform in any material respect its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

          (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

          (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (vi) the commingling of Collections of Receivables at any time with other funds;

          (vii) any failure of a Collection Bank to comply with the terms of the applicable Collection Account Agreement;

          (viii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use by the Seller of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to such Person in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

          (ix) any Amortization Event other than a Voluntary Termination;

          (x) any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to give reasonably equivalent value to the Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

          (xi) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

          (xii) the failure by the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;

          (xiii) any action or omission by the Seller which reduces or impairs the rights of the Agent or any Purchaser with respect to any Purchased Assets or the value of any Purchased Assets; and

          (xiv) any attempt by any Person to void any Purchase or the Agent's security interest in the Purchased Assets under statutory provisions or common law or equitable action.

     Section 10.2. Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost (other than taxes) on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (a) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or (b) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (c) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, accompanied by a certificate of such Funding Source setting forth the calculation of such amounts in reasonable detail (which certificate shall be conclusive in the absence of manifest error), the Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 10.2.

        Section 10.3. Other Costs and Expenses. The Seller shall pay to the Agent and each Purchaser on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of the Conduit's auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Purchasers and the Agent with respect thereto and with respect to advising the Purchasers and the Agent as to their respective rights and remedies under this Agreement pursuant to an invoice in reasonable detail. The Seller shall pay to the Agent on demand any and all costs and expenses of the Agent and each Purchaser, if any, including counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Subject to Section 10.4, the Seller shall reimburse the Conduit on demand for all other reasonable costs and expenses incurred by the Conduit ("Other Costs"), including, without limitation, the cost of auditing the Conduit's books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for the Conduit or any counsel for any shareholder of the Conduit with respect to advising the Conduit or such shareholder as to matters relating to the Conduit's operations.

     Section 10.4. Allocations. The Conduit shall allocate in a consistent manner the liability for Other Costs among the Seller and other Persons with whom the Conduit has entered into agreements to purchase interests in or finance receivables and other financial assets ("Other Customers"). If any Other Costs are attributable to the Seller and not attributable to any Other Customer, the Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Customers and not attributable to the Seller, such Other Customer shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by the Conduit in its sole discretion and shall be binding on the Seller and the Servicer.


                                  ARTICLE XI

                                   THE AGENT

     Section 11.1. Authorization and Action. Each Purchaser, on behalf of itself and its assigns, hereby designates and appoints ABN AMRO Bank N.V. to act as its agent under the Liquidity Agreement, this Agreement and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement, this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents. The provisions of Section 6 of the Liquidity Agreement are hereby incorporated by this reference with the same force and effect as if fully set forth herein, and shall govern the relationship between the Agent, on the one hand, and each Purchaser, on the other.


                                  ARTICLE XII

                        ASSIGNMENTS AND PARTICIPATIONS

     Section 12.1. Successors and Assigns; Participations; Assignments.

     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

     (b) Participations. Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the Liquidity Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the Liquidity Agreement. Each Participant shall be entitled to the benefits of
Article X and shall have the right of setoff through its participation in amounts owing hereunder and under the Liquidity Agreement to the same extent as if it were a Purchaser hereunder and under the Liquidity Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section 13.14. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the Liquidity Agreement, except amendments described in clause (b) of Section 13.1.

     (c) Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more financial institutions ("Purchasing Committed Purchasers") rated at least A-1+/P-1 and otherwise acceptable to the Agent in its sole discretion, any portion of its Commitment as a Committed Purchaser hereunder and under the Liquidity Agreement and Receivable Interest pursuant to a supplement hereto and to the Liquidity Agreement (a "Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the Agent. Prior to the occurrence of an Amortization Event, any such assignment shall require the prior written consent of the Seller which shall not be unreasonably withheld. Any such assignment by a Committed Purchaser must be for an amount of at least Five Million Dollars. Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Committed Purchaser's Invested Amount and its Commitment as a Committed Purchaser hereunder and under the Liquidity Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the Liquidity Agreement with a Commitment as a Committed Purchaser, any Invested Amount and any related Assigned Conduit Settlement described in the Transfer Supplement.

     (d) Replaceable Committed Purchasers. If any Committed Purchaser other than ABN AMRO (a "Replaceable Committed Purchaser") shall (i) petition the Seller for any amounts under Section 10.2 or (ii) have a short-term debt rating lower than the "A-1+" by S&P and "P-1" by Moody's, the Seller or the Conduit may designate a replacement financial institution (a "Replacement Committed Purchaser") reasonably acceptable to the Agent and, prior to the occurrence of an Amortization Event, consented to by the Seller (which consent shall not be unreasonably withheld) to which such Replaceable Committed Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Settlement, and accrued Yield and fees thereon and all amounts payable under Section 10.2, promptly assign all of its rights, obligations and Commitment hereunder and under the Liquidity Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Settlement, to the Replacement Committed Purchaser in accordance with Section 12.1(c).

     (e) Assignment by the Conduit. Each party hereto agrees and consents (i) to the Conduit's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Conduit's Receivable Interest and the Conduit Settlement and (ii) to the complete assignment by the Conduit of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment the Conduit shall be released from all obligations and duties hereunder to the extent accruing thereafter; provided, however, that the Conduit may not, without the prior consent of the Required Purchasers and, prior to the occurrence of an Amortization Event, the Seller, which consent of the Seller shall not be unreasonably withheld, transfer any of its rights hereunder or under the Liquidity Agreement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially identical to the Ratings. The Conduit shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of the Conduit's Purchase Interest and the Conduit Settlement, the assignee shall have all of the rights of the Conduit hereunder relate to such Conduit Purchase Interest and the Conduit Settlement.

     (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

     Section 12.2. Prohibition on Assignments by the Seller Parties. No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agent and each Purchaser.


                                 ARTICLE XIII

                                 MISCELLANEOUS

     Section 13.1. Waivers and Amendments. (a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement or any other Transaction Document shall be effective only in the specific instance and for the specific purpose for which given.

     (b) No provision of this Agreement or any other Transaction Document may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). The Purchasers, the Seller and the Agent, at the direction of the Conduit and the Required Committed Purchasers, may enter into written modifications or waivers of any provisions of this Agreement and any other Transaction Document, provided, however, that no such modification or waiver shall:

          (i) without the consent of the Conduit and each affected Committed Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of any Purchaser, (D) change the Invested Amount of any Receivable Interest, (E) amend, modify or waive any provision of the definition of Required Committed Purchasers or this
     Section 13.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of "Eligible Receivable," "Loss

     Reserve," "Dilution Reserve," "Yield Reserve," "Servicing Reserve," "Servicing Fee Rate," "Required Reserve" or "Required Reserve Factor Floor" or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through
     (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

          (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

     Section 13.2. Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or facsimile numbers set forth on the signature pages hereof or at such other address or facsimile number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by facsimile, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 13.2. The Seller hereby authorizes the Agent to effect Purchases and Tranche Period and Yield Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

     Section 13.3. Protection of Agent's Security Interest. (a) The Seller agrees that from time to time, at its expense, it will promptly authorize and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Agent's security interest in the Purchased Assets, or to enable the Agent or any Purchaser to exercise and enforce their rights and remedies hereunder. After the occurrence of an Amortization Event or an Unmatured Amortization Event, the Agent may, or the Agent may direct the Seller or the Servicer to, notify the Obligors of Receivables, at the Seller's expense, of the ownership or security interests of the Agent under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. The Seller or the Servicer (as applicable) shall, at the Agent's request, withhold the identities of the Agent and each Purchaser in any such notification.

     (b) If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's or Purchaser's costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to authorize on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Agent on behalf of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Purchased Assets, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

     (c) (A) Each of the Seller Parties hereby authorizes the Agent to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Seller Party, in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder, (B) each of the Seller Parties acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (C) each of the Seller Parties approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of the Seller or the Agent.

     Section 13.4. Confidentiality. (a) Each of the Seller Parties shall maintain and shall cause each of its employees and officers to maintain in confidence any confidential or proprietary information with respect to the Agent and each Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein (including, without limitation, the Fee Letter), except that such Seller Party and its officers and employees may disclose such information to such Seller Party's external accountants and attorneys and as required by any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

     (b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Committed Purchasers or the Conduit by each other,
(ii) by the Agent, any Committed Purchaser or the Conduit (or its permitted assigns) to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which the Conduit acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, the Conduit, each Committed Purchaser and the Agent may disclose any such nonpublic information as required by any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

     (c) Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities law. For purposes of this paragraph, the terms "tax treatment" and "tax structure" have the meanings specified in Treasury Regulation section 1.6011-4(c).

     Section 13.5. Bankruptcy Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for the Conduit, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Conduit to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the Conduit under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Conduit, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Conduit. The provisions of this Section 13.5 shall survive the termination of this Agreement.

     Section 13.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Conduit, the Agent or any Committed Purchaser, no claim may be made by any Seller Party or any other Person against the Conduit, the Agent or any Committed Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 13.7. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF SELLER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE PURCHASED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     Section 13.8. Consent to Jurisdiction. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION

IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK.

     Section 13.9. Waiver of Jury Trial. Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this agreement, any document executed by any seller party pursuant to this agreement or the relationship established hereunder or thereunder.

     Section 13.10. Integration; Binding Effect; Survival of Terms. (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Section 13.4 and Section 13.5 shall be continuing and shall survive any termination of this Agreement.

     Section 13.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article," "Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

     Section 13.12. Characterization; Power of Attorney. (a) It is the intention of the parties hereto that, other than for federal, state and local income and franchise tax purposes, each

Purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which Purchase shall provide the Purchasers with the full benefits of ownership of the applicable Receivable Interest. Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to the Purchasers and the Agent for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the Purchasers or the Agent or any assignee thereof of any obligation of the Seller or the Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of the Seller or the Originator. It is the intention of the parties hereto that for federal, state and local income and franchise tax purposes, the Purchasers, acquisition of the Receivables Interests shall be treated as a secured loan by the Purchasers to the Seller, and each party hereto agrees to characterize all Purchases hereunder as secured loans on all tax returns filed by such party.

     (b) In addition to any ownership interest which the Agent or any Purchaser may from time to time acquire pursuant hereto, the Seller hereby grants to the Agent for the ratable benefit of the Secured Parties, a valid and perfected security interest in all of the Seller's assets, whether now owned or hereafter acquired, including, without limitation, all of the Seller's right, title and interest in, to and under the Purchased Assets, and all proceeds thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, on behalf of the Secured Parties, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

     (c) On the Closing Date, each of the Seller and the Servicer shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit XI (each, a "Power of Attorney"). The power of attorney granted pursuant to each Power of Attorney is a power coupled with an interest and shall be irrevocable until all Aggregate Unpaids are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Agent under each Power of Attorney are solely to protect the Agent's security interest on behalf of the Secured Parties and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Agent's officers, directors, employees, agents or representatives shall be responsible to the Seller or the Servicer for any act or failure to act, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Agent shall exercise its rights and remedies under the Power of Attorney only to the extent otherwise permitted under the Transaction Documents.

     Section 13.13. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) the Conduit has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) the Conduit could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing the Conduit's securitization program or (y) all of the Conduit's commercial paper notes are paid in full. Any amount which the Conduit does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in ss.101 of the United States Bankruptcy Code) against or corporate obligation of the Conduit for any such insufficiency unless and until the Conduit satisfies the provisions of clauses
(i) and (ii) above. This Section shall survive the termination of this Agreement.

     Section 13.14. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                          [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.



                                          VVP FUNDING CORPORATION



                                          By /s/ John Wagner
                                            ------------------------------------
                                            Name:  John Wagner
                                            Title: President



                                          By /s/ Margaret Robbins
                                            ------------------------------------
                                            Name:  Margaret Robbins
                                            Title: Assistant Secretary

                                          Address:

                                             965 Ridge Lake Boulevard
                                             Memphis, Tennessee  38120
                                             Attention:  President


                                          VITRO AMERICA, INC.



                                          By  /s/ John Wagner
                                            ------------------------------------
                                            Name:  John Wagner
                                            Title: Vice President/Finance

                                          Address:

                                             965 Ridge Lake Boulevard
                                             Memphis, Tennessee  38120
                                             Attention:  President

                       [ADDITIONAL SIGNATURES TO FOLLOW]

                                          WINDMILL FUNDING CORPORATION



                                          By /s/ Bernard J. Angelo
                                            ------------------------------------
                                            Name:  Bernard J. Angelo
                                            Title: Vice President

                                          Address:

                                             c/o Global Securitization Services,
                                                   LLC
                                             114 West 47th Street, Suite 1715
                                             New York, New York 10036
                                             Attention:  Andrew Stidd


                                          ABN AMRO BANK N.V., as Agent



                                          By  /s/ S. Sean Chen
                                            ------------------------------------
                                            Name:  S. Sean Chen
                                            Title: Senior Vice President



                                          By  /s/ Patricia M. Luken
                                            ------------------------------------
                                            Name:  Patricia M. Luken
                                            Title: Group Vice President

                                          Address:

                                             Structured Finance, Asset
                                               Securitization
                                             135 South LaSalle Street, Suite 725
                                             Chicago, Illinois  60603
                                             Attention: Agent


                                          ABN AMRO BANK N.V., as Committed
                                            Purchaser



                                          By /s/ S. Sean Chen
                                            ------------------------------------
                                            Name:  S. Sean Chen
                                            Title: Senior Vice President



                                          By  /s/ Patricia M. Luken
                                            ------------------------------------
                                            Name:  Patricia M. Luken
                                            Title: Group Vice President

                                          Address:

                                             Structured Finance, Asset
                                               Securitization
                                             135 South LaSalle Street
                                             Chicago, Illinois  60603
                                             Attention:  Windmill-Committed
                                               Purchaser

                              [END OF SIGNATURES]

                                   EXHIBIT I

                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ABN AMRO"-- ABN AMRO Bank N.V.

     "Adjusted Dilution Ratio" -- At any time, the rolling average of the Dilution Ratio for the twelve (12) Calculation Periods then most recently ended.

     "Adverse Claim" -- A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

     "Affiliate" -- With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" -- As defined in the preamble.

     "Agent's Account" -- The account designated to the Seller and the Purchasers the Agent.

     "Aggregate Commitment" -- $40,800,000, as such amount may be reduced pursuant to Section 1.1(c).

     "Aggregate Invested Amount" -- On any date of determination, the aggregate Invested Amount of all Receivable Interests outstanding on such date.

     "Aggregate Reduction" -- As defined in Section 1.3(b).

     "Aggregate Unpaids" -- At any time, an amount equal to the sum of (i) the Aggregate Invested Amount, plus (ii) all Obligations (whether due or accrued) at such time.

     "Agreement" -- This Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

     "Amortization Date" -- The earliest to occur of (i) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to the Seller Party, (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iii) the date which is ten (10) Business Days after the Agent's receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.

     "Amortization Event" -- As defined in Article IX.

     "Applicable Margin"-- As defined in the Fee Letter.

     "Application For Payment" -- With respect to any Progress Billed Receivable, an invoice submitted in accordance with the underlying Contract by the Originator to the related architect requesting a progress payment with respect to the related contract price.

     "Authorized Officer" -- With respect to any Person, its president, any vice president, corporate controller, treasurer or chief financial officer.

     "Bank of America Depositary Account" -- Each deposit account maintained with Bank of America, N.A. established by the Originator for the deposit of Collections. Each such Bank of America Depositary Account shall be listed on
Exhibit IV hereto.

     "Breakage Fee"-- As defined in the Subservicing Agreement.

     "Broken Funding Costs" -- For any Receivable Interest which: (i) has its Invested Amount reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by the Conduit to the Committed Purchasers under the Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (1) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (2) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. All Broken Funding Costs shall be due and payable hereunder upon demand.

     "Business Day" -- Any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

     "Calculation Period" -- A calendar month.

     "Change of Control" -- (i) either (A) Vitro, S.A. de CV shall cease to own, beneficially and of record, directly or through one or more wholly-owned Subsidiaries, at least 51% of the outstanding Voting Shares of the Performance Guarantor or (B) Pilkington PLC shall cease to own, beneficially and of record, directly or through one or more wholly-owned Subsidiaries, at least 35% of the outstanding Voting Shares of the Performance Guarantor, (ii) the Performance Guarantor shall cease to own beneficially and of record, directly or through one or more wholly owned Subsidiaries at least 75% of the outstanding Voting Shares of Vitro America or (iii) Vitro America ceases to own 100% of the outstanding shares of capital stock of the Seller free and clear of any Adverse Claim.

     "Charge-Off" -- Any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

     "Clean Up Call" -- As defined in Section 2.5(a).

     "Closing Date" -- May 7, 2004.

     "Collection Account" -- Each Concentration Account, Bank of America Depositary Account, the Facility Account and such lock-box account or similar account in which any Collections are collected or deposited (excluding Other Depositary Accounts). Each Collection Account shall be listed on Exhibit IV hereto.

     "Collection Account Agreement" -- An agreement substantially in the form of Exhibit VI hereto or such other form as the Agent may agree among the Originator, Servicer, the Seller, the Agent and a Collection Bank.

     "Collection Bank" -- At any time, any of the banks holding one or more Collection Accounts.

     "Collection Notice" -- A notice, in substantially the form of Annex A to
Exhibit VI hereto or such other form as the Agent may agree, from the Agent to a Collection Bank.

     "Collections" -- With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Deemed Collections, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

     "Commercial Paper" -- Promissory notes of the Conduit issued in the commercial paper market.

     "Committed Purchasers" -- As defined in Section 1.1(b).

     "Commitment" -- For each Committed Purchaser, the amount set forth on Schedule B, as adjusted in accordance with Sections 1.1(c) and 12.1.

     "Concentration Account" -- Each segregated deposit account established by the Seller for the deposit of Collections.

     "Conduit" -- As defined in the preamble to this Agreement.

     "Conduit Settlement" -- The sum of all claims and rights to payment pursuant to Section 1.4 or 2.7 or any other provision owed to the Conduit (or owed to the Agent or the Collection Agent on behalf of the Conduit) by the Seller that, if paid, would be applied to reduce the Conduit's Invested Amount.

     "Contingent Obligation" -- Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

     "Contract" -- With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

     "CP Costs" -- For any day, means the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by the Conduit in respect of Commercial Paper on such day that are allocated, in whole or in part, to fund or maintain its Invested Amount for such day, as determined by the Agent and other costs allocated by the Conduit to fund or maintain its Invested Amount associated with the funding by the Conduit of small or odd lot amounts that are not funded with Commercial Paper and (ii) the Conduit's Invested Amount as of the end of such day and (iii) 1/360.

     "Credit Agreement" -- That certain Loan Agreement dated as of February 26, 2003, by and among the Performance Guarantor, VVP Holding Corp., VVP Syndication, Inc., Citibank, N.A. and Wachovia Bank, National Association.

     "Credit and Collection Policy" -- The Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

     "Cut-Off Date" -- The last day of a Calculation Period.

     "Daily Report" -- A report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

     "Debt to EBITDA Ratio" -- As defined in the Credit Agreement.

     "Deemed Collections" -- Collections deemed received by the Seller under
Section 1.4(a).

     "Default Horizon Ratio" -- As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate Outstanding Balance of Eligible Receivables (the Outstanding Balance of each Eligible Receivable being the Outstanding Balance thereof as at the time the relevant Eligible Receivable was originated) that were originated by the Originators during the five (5) Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

     "Default Rate" -- A rate per annum equal to the sum of (i) the Prime Rate plus (ii) 2.00%, changing when and as the Prime Rate changes.

     "Default Ratio" -- As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the total amount of Receivables which were unpaid more than 120 days and less than 151 days during the Calculation Period that includes such Cut-Off Date plus any Charge-Offs made during such Calculation Period with respect to Receivables which were not unpaid for 121 days or more, by (ii) the Outstanding Balance of Receivables originated by the Originators during the Calculation Period occurring five (5) months prior to the Calculation Period ending on such Cut-Off Date.

     "Default Reserve Ratio" -- As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the total amount of Receivables that were Eligible Receivables when originated which were unpaid more than 120 days and less than 151 days during the Calculation Period that includes such Cut-Off Date plus any Charge-Offs made during such Calculation Period with respect to Receivables which were not unpaid for 121 days or more, by (ii) the Outstanding Balance of Eligible Receivables originated by the Originators during the Calculation Period occurring five (5) months prior to the Calculation Period ending on such Cut-Off Date.

     "Defaulted Receivable" -- A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; or (ii) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

     "Delinquency Ratio" -- At any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

     "Delinquent Receivable" -- A Receivable that was an Eligible Receivable when originated as to which any payment, or part thereof, remains unpaid for 91 days or more but less than 121 days from the original due date for such payment.

     "Depositary Account" -- Each deposit account established by the Originator for the deposit of Collections. Each such Depositary Account shall be listed on Exhibit IV hereto.

     "Dilution" -- The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

     "Dilution Horizon" -- As of any Cut-Off Date, a number of months (expressed as a decimal) computed by dividing (i) the sum of the product of, for each invoice originated by the Originators, (a) the amount of each Dilution during the twelve (12) Calculation Periods ending on such Cut-Off Date for any such invoice, times (b) the number of days from the origination of such invoice to such Dilution, divided by (ii) the product of (a) 30 times
(b) the sum of, for each invoice originated by the Originators, the amount of each Dilution during the twelve (12) Calculation Periods ending on such Cut-Off Date.

     "Dilution Horizon Ratio" -- As of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate Outstanding Balance of Eligible Receivables (the Outstanding Balance of each Eligible Receivable being the Outstanding Balance thereof as at the time the relevant Eligible Receivable was originated) that were originated by the Originators during a number of Calculation Periods (or proportional fraction thereof) equal to the Dilution Horizon and ending on such Cut-Off Date (the amount of Eligible Receivables originated during any fraction of a Calculation Period being a proportionate amount of all the Eligible Receivables originated during such Calculation Period), by (ii) the Net Pool Balance as of such Cut-Off Date.

     "Dilution Ratio" -- As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the Calculation Period ending on such Cut-Off Date arising from Receivables that were Eligible Receivables during all or any portion of such Calculation Period, by (ii) the aggregate Outstanding Balance of Eligible Receivables originated by the Originators during the two Calculation Periods prior to the Calculation Period ending on such Cut-Off Date.

     "Dilution Reserve" -- For any Calculation Period, the product (expressed as a percentage) of:

          (i) the sum of (A) two (2) times the Adjusted Dilution Ratio as of the related Cut-Off Date, plus (B) the Dilution Volatility Component as of the related Cut-Off Date, times

          (ii) the Dilution Horizon Ratio as of the related Cut-Off Date.

     "Dilution Volatility Component" -- The product (expressed as a percentage) of (i) the difference between (A) the highest three (3)-month rolling average Dilution Ratio over the past twelve (12) Calculation Periods and (B) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(A) of this definition and the denominator of which is equal to the amount calculated in (i)(B) of this definition.

     "Downgraded Committed Purchaser" -- A Committed Purchaser which has been the subject of a Downgrading Event.

     "Downgrading Event" -- With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below
(i) A-1 by S&P, or (ii) P-1 by Moody's.

     "Eligible Assignee" -- A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company's) short-term securities equal to or higher than (i) A-1+ by S&P and (ii) P-1 by Moody's and which, if not organized under the laws of the United States or any state thereof, has furnished to the Seller two completed copies of the United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes; provided, that prior to the occurrence of an Amortization Event, any such Person shall also be reasonably acceptable to the Seller.

     "Eligible Progress Billed Receivable"-- Any Progress Billed Receivable:

          (i) which is originated pursuant to a Form Progress Billed Receivable Contract;

          (ii) for which an Application For Payment has been submitted in good faith by the Originator, which such Application For Payment is true, accurate and complete in all material respects; and

          (iii) for which payment is due from the Obligor not later than twenty (20) days after the related architect receives such Application For Payment;

provided, however, that if the Debt to EBITDA Ratio shall be greater than 3.00 to 1.00, no Progress Billed Receivable shall be deemed to be an "Eligible Progress Billed Receivable".

     "Eligible Receivable" -- At any time, a Receivable:

          (i) the Obligor of which (A) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (B) is not an Affiliate of any of the parties hereto; and (C) is not (except as set forth in clause (xx) below) a government or a governmental subdivision or agency,

          (ii) which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

          (iii) which is not a Delinquent Receivable; provided, however, up to 50% of all Receivables which by their terms are Delinquent Receivables shall be deemed "Eligible Receivables" so long as they meet all other requirements of this definition,

          (iv) which (A) is an Eligible Progress Billed Receivable or (B) by its terms is due and payable within thirty (30) days of the original billing date therefor and has not had its payment terms extended more than once; provided, however, up to 10% of Receivables (other than Progress Billed Receivables) which by their terms are due and payable greater than thirty (30) days but less than sixty-one (61) days after the original billing date therefor shall be deemed "Eligible Receivables" so long as they meet all other requirements of this definition; provided,further that no more than 10% of all Receivables shall be "Eligible Progress Billed Receivables"; provided, further, that no more than 1% of all Receivables shall include any "service charge" payment,

          (v) which is not a "COD" or "cash on delivery" Receivable,

          (vi) which is an "account" within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions,

          (vii) which is denominated and payable only in United States dollars in the United States,

          (viii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

          (ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the rights and duties of the Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Agent to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

          (x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the Originator,

          (xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

          (xii) which satisfies all applicable requirements of the Credit and Collection Policy,

          (xiii) which was generated in the ordinary course of the Originator's business,

          (xiv) which arises solely from the sale of goods or the provision of services to the related Obligor by the Originator, and not by any other Person (in whole or in part),

          (xv) as to which the Agent has not notified the Seller that the Agent has determined in its reasonable credit judgment that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent,

          (xvi) which is not subject to any dispute, counterclaim, right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset,

          (xvii) as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (except for Progress Billed Receivables and then only to the extent provided in the definition herein of such term),

          (xviii) as to which each of the representations and warranties contained in applicable to such Receivable is true and correct,

          (xix) all right, title and interest to and in which has been validly transferred by the Originator directly to the Seller under and in accordance with the Receivables Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim, and

          (xx) if the Obligor of which is a state or municipal government, governmental subdivision or agency, the aggregate Outstanding Balance of which when added to the aggregate Outstanding Balance of all Eligible Receivables the Obligors of which are state or municipal governments, governmental subdivisions or agencies, would not exceed 2% of the Net Pool Balance.

     "ERISA" -- The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "ERISA Affiliate" -- Any trade or business (whether or not incorporated) under common control with Guarantor or Vitro America within the meaning of
Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

     "ERISA Event" -- (i) a Reportable Event; (ii) a withdrawal by Vitro America or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Performance Guarantor or Vitro America or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon the Performance Guarantor or Vitro America or any ERISA Affiliate.

     "Event of Bankruptcy" -- Shall be deemed to have occurred with respect to a Person if either:

          (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

          (ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

     "Facility Account" -- The Seller's account no. 721780.1 at LaSalle Bank National Association.

     "Facility Termination Date" -- The earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

     "Federal Bankruptcy Code" -- Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

     "Federal Funds Rate" means for any day the greater of (i) the average rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and
(ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO shall be conclusive and binding on the Seller except in the case of manifest error.

     "Fee Letter" -- That certain letter agreement dated as of even date herewith among the Seller, Vitro America, the Conduit and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

     "Finacity" -- Finacity Corporation.

     "Final Payout Date" -- The date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.

     "Finance Charges" -- With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

     "Form Progress Billed Receivable Contract" -- A Contract in substantially the form of the Standard Form of Agreement Between Contractor and Subcontractor by The American Institute of Architects.

     "Funding Agreement" -- (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of the Conduit.

     "Funding Source" -- (i) any Committed Purchaser or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to the Conduit.

     "GAAP" -- At any time, generally accepted accounting principles in effect in the United States of America at such time.

     "Governmental Authority" -- Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

     "Incremental Purchase" -- As defined in Section 1.1(b).

     "Indebtedness" -- Of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "Indemnified Amounts" -- As defined in Section 10.1(a).

     "Indemnified Party" -- As defined in Section 10.1(a).

     "Independent Director" -- A Person who is a director of the Seller who is not at such time, and has not been at any time during the preceding five (5) years: (i) a creditor, supplier, director, officer, employee, family member, manager, member, limited partner, partner or contractor of Vitro America, Performance Guarantor, the Originator or any of their respective Subsidiaries or Affiliates (other than Seller), (ii) a direct or indirect or beneficial owner, excluding de minimus ownership interests, (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, Vitro America, Performance Guarantor, the Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, or (iii) a person who controls (whether directly, indirectly or otherwise) Vitro America, Performance Guarantor, the Originator or any of their respective Subsidiaries or Affiliates (other than Seller) or any creditor, supplier, employee, officer, director, manager, member, limited partner, partner or contractor of Vitro America, Performance Guarantor, the Originator or any of their respective Subsidiaries or Affiliates (other than Seller).

     "Intercreditor Agreement" -- That certain Intercreditor Agreement, dated as of May 7, 2004, by and between the Agent and Bank of America, N.A., as acknowledged by the Seller and Vitro America.

     "Invested Amount" -- Of any Receivable Interest means, at any time, (i) the Purchase Price of such Receivable Interest, minus (ii) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested Amount shall be restored (in accordance with Section 2.7) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

     "Investment Report" -- Any Daily Report, Weekly Report or Monthly Report, as the case may be.

     "LIBO Rate" -- For any Tranche Period for a LIBO Rate Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, (a) which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period or (b) if for any Tranche Period for a LIBO Rate Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate the LIBO Rate is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), as determined by the Agent based on the rates ABN AMRO is offered deposits of such duration in the London interbank market, in each case, divided by (i) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the Applicable Margin.

     "Liquidity Agreement" -- That certain Transfer Agreement dated as of even date herewith, by and among the Conduit, the Agent and the banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

     "Liquidity Termination Date" -- The earliest to occur of the following:

          (a) the date of the occurrence of an Amortization Event described in
     Section 9.1(f);

          (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Amortization Event;

          (c) the Business Day designated by the Seller with no less than five
     (5) Business Days prior notice to the Agent; or

          (d) May 6, 2005.

     "Lock-Box" -- Each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV hereto.

     "Loss Reserve" -- For any Calculation Period, the greater of (x) 12.0% and (y) the product (expressed as a percentage) of (i) 2.0, times (ii) the highest three (3)-month rolling average Default Reserve Ratio during the twelve (12) Calculation Periods ending on the related Cut-Off Date, times
(iii) the Default Horizon Ratio as of the related Cut-Off Date.

     "Loss-to-Liquidation Ratio" -- For any Calculation Period, a fraction (expressed as a percentage), the numerator of which is the Outstanding Balance of Receivables as to which any payment or part thereof, remained unpaid for 121 days or more but less than 151 days from the original due date for such payment during all or any portion of such Calculation Period, and the denominator of which is the aggregate amount of Collections during such Calculation Period.

     "Material Adverse Effect" -- A material adverse effect on (i) the financial condition or operations of the Performance Guarantor, any Seller Party and each of their respective Subsidiaries, taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement, or Originator to perform its obligations under the Sale Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent's security interest, for the benefit of the Secured Parties, in the Receivables generally or in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

     "Material Indebtedness"-- As defined in Section 9.1(e).

     "Matured Aggregate Invested Amount" -- At any time, the Matured Value of the Conduit's Invested Amount plus the total Invested Amounts of all other Purchasers then outstanding.

     "Matured Value" -- Of any Invested Amount, the sum of such Invested Amount and all unpaid Yield scheduled to become due (whether or not then due) on such Invested Amount during all Tranche Periods to which any portion of such Investment has been allocated.

     "Monthly Report" -- A report, in substantially the form of Exhibit XIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

     "Monthly Reporting Date" -- (i) The 15th calendar of each month after the date of this Agreement, of if such day is not a Business Day, the next succeeding Business Day and (ii) such other days of the month as Agent may request in connection with Section 8.5.

     "Moody's" -- Moody's Investors Service, Inc.

     "Multiemployer Plan" -- A "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, to which Originator or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "NDC" -- National Data Communications.

     "Net Pool Balance" -- At any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

     "Net Worth"-- As defined in the Receivables Sale Agreement.

     "Obligations" -- As defined in Section 2.3.

     "Obligor" -- A Person obligated to make payments pursuant to a Contract.

     "Obligor Concentration Limit" -- At any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

-------------------------------------------------------------------------------
                                                          ALLOWABLE % OF
                                                             ELIGIBLE
       S&P RATING              MOODY'S RATING              RECEIVABLES
-------------------------------------------------------------------------------
A-1+                       P-1                          10%
-------------------------------------------------------------------------------
A-1                        P-1                          8%
-------------------------------------------------------------------------------
A-2                        P-2                          6%
-------------------------------------------------------------------------------
A-3                        P-3                          3%
-------------------------------------------------------------------------------
Below A-3 or Not Rated by  Below P-3 or Not Rated by    2.4%
either S&P or Moody's      either S&P or Moody's
-------------------------------------------------------------------------------

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (iii) subject to an increase in the percentage set forth in clause (i)(A) of the definition of "Required Reserve," upon the Seller's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates or class of Receivables (each such higher percentage, a "Special Concentration Limit"), it being understood that any Special Concentration Limit may be canceled by the Agent upon not less than five (5) Business Days' written notice to the Seller Parties.

     "Organizational Documents" -- For any Person, the documents for its formation and organization, which, for example, (i) for a corporation are its certificate or articles of incorporation and bylaws, (ii) for a partnership are its certificate of partnership (if applicable) and partnership agreement,
(iii) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (iv) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

     "Originator" -- Vitro America , in its capacity as a seller under the Receivables Sale Agreement.

     "Other Costs" -- As defined in Section 10.3.

     "Other Customers" -- As defined in Section 10.4.

     "Other Depositary Account" -- Each deposit account, excluding each Bank of America Depositary Account, established by the Originator for the deposit of Collections. Each such Other Depositary Account shall be listed on Exhibit IV hereto.

     "Outstanding Balance" -- Of any Receivable at any time means the then outstanding principal balance thereof net of any unapplied discounts set forth under and pursuant to the terms of the related Contract.

     "Participant" -- As defined in Section 12.2.

     "PBGC" -- The Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" -- A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which Vitro America or Performance Guarantor sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     "Performance Guarantor"-- Vitro Plan S.A. de CV.

     "Performance Undertaking" -- That certain Performance Undertaking, dated as of even date herewith, by Performance Guarantor in favor of the Seller, substantially in the form of Exhibit XI hereto, as the same may be amended, restated or otherwise modified from time to time.

     "Permitted Investments" -- (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America; (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above; (c) money market funds denominated in Dollars rated not lower than A-1+ (and without the "r" symbol attached to any such rating) by S&P and P-1 by Moody's or otherwise acceptable to the Rating Agencies; or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1+ (and without any "r" symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody's.

     "Person" -- An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" -- An employee benefit plan (as defined in Section 3(3) of ERISA) which Performance Guarantor or any of its ERISA Affiliates sponsors or maintains or to which Performance Guarantor or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

     "Post-Office Box" -- Any United States Postal Service post office box into which Collections are deposited. Each Post-Office Box shall be listed on
Exhibit XVI and such exhibit shall include the number of such Post-Office Box, the address of such Post-Office Box, the address of the post office at which such Post-Office Box is located.

     "Postal Direction Letter" -- A direction letter in substantially the form of Exhibit XV, executed by the Originator and/or the Seller instructing the post office to follow the instructions of the Agent with respect to each post office box to which Collections are remitted.

     "Postal Power of Attorney" -- A power of attorney in substantially the form of Exhibit XIV, executed by the Originator and/or the Seller in favor of the Agent with respect to each post office box to which Collections are remitted.

     "Power of Attorney" -- As defined in Section 13.12(c).

     "Prime Rate" -- For any period, the daily average during such period of
(a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus
(b) the Applicable Margin.

     "Progress Billed Receivable" -- Any Receivable which arises from the Originator's provision of a portion of the good or services required to be provided by such Originator in connection with a particular construction or installation project and which meets all of the criteria herein for being an "Eligible Receivable" except that such Originator has not completed such project in its entirety; provided, however, that any Receivables status as a "Progress Billed Receivable" may be canceled by the Agent at any time.

     "Proposed Reduction Date" -- As defined in Section 1.3.

     "Purchase"-- An Incremental Purchase or a Reinvestment.

     "Purchase Date" -- Each Business Day on which a Purchase is made hereunder.

     "Purchase Limit" -- $40,000,000.

     "Purchase Notice" -- As defined in Section 1.2.

     "Purchase Price" -- With respect to any Incremental Purchase of a Receivable Interest, the amount requested by the Seller in the applicable Purchase Notice; provided that such Purchase Price shall not exceed the amount available for an Incremental Purchase pursuant to Section 1.2.

     "Purchased Assets" -- All of the Seller's right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing.

     "Purchasers"-- The Committed Purchasers and the Conduit.

     "Ratable Share"-- Is defined in the Liquidity Agreement.

     "Rating Agency" -- Moody's, S&P and any other rating agency the Conduit chooses to rate its Commercial Paper.

     "Ratings" -- The ratings by the Rating Agencies of the indebtedness for borrowed money of the Conduit.

     "Receivable" -- All indebtedness and other obligations owed to the Seller or the Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which the Seller or the Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Seller treats such indebtedness, rights or obligations as a separate payment obligation.

     "Receivable Interest" -- At any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                   IA + RR
                               -----------------
                                      NPB

     where:

     IA  = the Invested Amount of such Receivable Interest.

     NPB = the Net Pool Balance.

     RR  = the Required Reserve.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

     "Receivables Sale Agreement" -- That certain Receivables Sale Agreement, dated as of even date herewith, among the Originators and the Seller, as the same may be amended, restated or otherwise modified from time to time.

     "Records" -- With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

     "Reduction Notice" -- As defined in Section 1.3.

     "Register" -- As defined in Section 12.1(b).

     "Regulatory Change" -- As defined in Section 10.2.

     "Reinvestment" -- As defined in Section 2.2(a).

     "Related Security" -- All of the Seller's right, title and interest in, to and under the Performance Undertaking and with respect to any Receivable all of the Seller's interest in:

          (i) the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

          (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

          (iv) all service contracts and other contracts and agreements associated with such Receivable,

          (v) all of the Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and each post-office box and account containing Collections, including without limitation, the Lock-Boxes and the Collection Accounts, and

          (vi) all proceeds of any of the foregoing.

     "Required Capital Amount"-- As defined in the Receivables Sale Agreement.

     "Required Committed Purchasers" -- At any time, Committed Purchasers with Liquidity Commitments in excess of 50% of the aggregate amount of all Liquidity Commitments.

     "Required Notice Period" -- The number of days required notice set forth below applicable to the Aggregate Reduction or Clean Up Call indicated below:

         Aggregate Reduction                     Required Notice Period
         less than 25% of the Purchase Limit     Two (2) Business Days
         greater than 25% of the Purchase Limit  Five (5) Business Days

     "Required Reserve" -- On any day during a Calculation Period, the product of (i) the greater of (A) the Required Reserve Factor Floor and (B) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (ii) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

     "Required Reserve Factor Floor" -- At any time, an amount, expressed as a percentage, equal to the sum of (i) the product of (x) 5 and (y) the lowest Obligor Concentration Limit then in effect, plus (ii) the product of (x) the Adjusted Dilution Ratio and (y) the Dilution Horizon Ratio as most recently computed.

     "Restricted Junior Payment" -- (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Seller,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to the Subordinated Loans, (iv) payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller (except for reasonable management fees to the Originator or its respective Affiliates in reimbursement of actual management services performed).

     "Review" -- As defined in Section 7.1(d)(ii).

     "S&P" -- Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

     "Secured Parties" -- The Conduit, the Agent, the Committed Purchasers and their respective successors and assigns.

     "Selected Depositary Account" -- Each of (i) account number 0000293253 maintained with AmSouth Bank (Birmingham, AL), (ii) account number 90000385003 maintained with AmSouth Bank (Metairie, LA), (iii) account number 5002070430 maintained with AmSouth Bank (Jackson, MS), (iv) account number 816030706 maintained with Hibernia National Bank (Shreveport, LA) or (v) account number 01014528 maintained with Union Planters Bank (Grenada, MS). Each such Selected Depositary Account shall be listed on Exhibit IV hereto.

     "Seller" -- As defined in the preamble to this Agreement.

     "Seller Parties" -- As defined in the preamble to this Agreement.

     "Servicer" -- At any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

     "Servicing Fee" -- For each day in a Calculation Period:

          (i) an amount equal to (A) the Servicing Fee Rate (or, at any time while Vitro America or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Seller and the Servicer on an arms' length basis based on then prevailing market terms for similar services), times (B) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (C) 1/360; or

          (ii) on and after the Servicer's reasonable request made at any time when Vitro America or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (A) 110% of such Servicer's reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.

     "Servicing Fee Rate" -- 1.0% per annum.

     "Servicing Reserve" -- For any Calculation Period, the product (expressed as a percentage) of (i) the Servicing Fee Rate, times (ii) a fraction, the numerator of which is the highest three-month average Turnover Reserve Ratio for the most recent twelve (12) Calculation Periods and the denominator of which is 360.

     "Settlement Date" -- (i) the second (2nd) Business Day after each Monthly Reporting Date, and (ii) the last day of the relevant Tranche Period in respect of each Receivable Interest held by the Committed Purchasers.

     "Settlement Period" -- (i) in respect of each Receivable Interest funded through the issuance of Commercial Paper, the immediately preceding Calculation Period, and (ii) in respect of each Receivable Interest held by the Committed Purchasers, the entire related Tranche Period.

     "Special Transaction Subaccount" -- The special transaction subaccount established for this Agreement pursuant to the Conduit's depository agreement.

     "Subordinated Loan"-- As defined in the Receivables Sale Agreement.

     "Subordinated Note"-- As defined in the Receivables Sale Agreement.

     "Subservicing Agreement" -- That certain Subservicing Agreement dated as of May 7, 2004, among Finacity and the Servicer.

     "Subservicer Fee"-- As defined in the Subservicing Agreement.

     "Subsidiary" -- Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Tax Code" -- The Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Tranche" -- A portion of the Investment Amount allocated to a Tranche Period.

     "Tranche Period" -- A period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days,
(ii) for a LIBO Rate Tranche shall not exceed one, two, three or six months, and (iii) for a Prime Tranche shall not exceed 30 days.

     "Transaction Documents" -- Collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Intercreditor Agreement, the Subordinated Note, the Subservicing Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.

     "Turnover Ratio" -- With respect to any Calculation Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Receivables on the first day of such Calculation Period and (ii) the denominator of which is equal to Collections on the Receivables during such Calculation Period by (b) 30.

     "Turnover Reserve Ratio" -- With respect to any Calculation Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Eligible Receivables on the first day of such Calculation Period and (ii) the denominator of which is equal to Collections on the Eligible Receivables during such Calculation Period by (b) 30.

     "UCC" -- The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

     "Unmatured Amortization Event" -- An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

     "Vitro America" -- As defined in the preamble.

     "Voluntary Termination" -- The occurrence of an Amortization Event resulting from the occurrence of the "Termination Date" pursuant to subclause
(iv) of the definition of "Termination Date" in the Receivables Sale
Agreement.

     "Voting Shares" -- With respect to any Person, any class or classes of capital stock or other ownership interest pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, manager or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weekly Report" -- A report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

     "Weekly Reporting Date" -- (i) The second Business Day of each week (other than any week during which a Monthly Reporting Date occurs) after the date of this Agreement and (ii) such other days of any week as Agent may request in connection with Section 8.5 hereof.

     "Yield" -- For each Tranche Period relating to a Receivable Interest held by the Committed Purchasers, an amount equal to the product of the applicable Yield Rate for such Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

     "Yield Rate" -- With respect to each Receivable Interest held by the Committed Purchasers, the LIBO Rate, the Prime Rate or the Default Rate, as applicable.

     "Yield Reserve" -- For any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Prime Rate as of the related Cut-Off Date times (iii) a fraction the numerator of which is the highest three month average Turnover Reserve Ratio for the most recent twelve (12) Calculation Periods and the denominator of which is 360.

     All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.